BOSTON, MA (April 7, 2009) –

CORRECTION TO APRIL 1, 2009 RELEASE: JOHN HANCOCK TAX-
ADVANTAGED DIVIDEND INCOME FUND DECLARES MONTHLY DISTRIBUTION

PREVIOUS MONTHLY DISTRIBUTION RATE WAS INCORRECTLY STATED AS
QUARTERLY. THE FUND HAS BEEN, AND CONTINUES TO BE, A MONTHLY
DISTRIBUTING FUND. REVISED RELEASE FOLLOWS.

BOSTON, MA (April 7, 2009) – As previously reported on April 1, 2009, John Hancock Tax-Advantaged Dividend Income Fund (NYSE: HTD) declared a monthly distribution of $0.091 per share, a decrease of 35% from its previous monthly distribution rate of $0.14. The Fund’s new distribution equates to an annualized distribution rate of 14.88%, based on the Fund’s closing market price of $7.34 as of March 31, 2009. The new distribution rate is payable April 30, 2009 to shareholders of record on April 13, 2009 and with an ex-date of April 9, 2009.

The distribution will be made from current income, supplemented by realized long-term capital gains, to the extent permitted by law, realized short-term capital gains and, to the extent necessary, return of capital. The ultimate composition of the distribution may vary because it may be materially impacted by future realized capital gains or losses, and income from holdings. As required under the Investment Company Act of 1940, the Fund will provide a notice to shareholders at the time of payment of a distribution that may not consist solely of net income. Such notification will also be posted to the Fund’s website at www.jhfunds.com where it will be viewable under the “Funds & Performance” tab, by clicking on “Closed-End Funds” and then “19(a) Distribution Notices”. At this time, the Fund anticipates that the notice accompanying the current distribution will include an estimate of return of capital. The notice is for informational purposes only and should not be used to prepare tax returns as the estimates indicated in the notice may differ from the ultimate federal income tax characterization of distributions reported to shareholders on Form 1099 DIV at the end of the calendar year. Investors should understand that return of capital is not a distribution from income or gains from the Fund.

Under normal market conditions, the Fund attempts to provide consistent distributions to shareholders. However, because of the current market environment the Fund’s Board of Directors felt that it was prudent to decrease the dividend rate at this time. Management proposed the reduction and presented information on current conditions before the Board agreed to decrease the distribution for the first time since the Fund’s inception over five years ago.

Extreme market volatility and an unprecedented decline on the values of preferred and common stocks were the main factors the Board considered in determining that a decrease was appropriate at this time. Other factors considered included lower net investment income earned on the Fund’s lower asset levels, as well as, uncertainty of future corporate dividend rates. The new distribution rate at market of 14.88% still remains higher than when the Fund’s dividend was last increased in August 2008, and continues to be competitive versus its Lipper Value Funds peer group median of 13.95% (Lipper data as of February 28, 2009). Furthermore, management believes this move will provide the portfolio managers with more flexibility to take advantage of severely under-valued securities and attractive market opportunities that may enhance the Fund’s total return profile over the long-term.

The Fund’s Board of Directors continues to actively consider all strategy alternatives available to help add value to shareholders over the long-term. In December the Board approved the appointment of Analytic as a subadviser to the Fund to manage a new options overlay strategy. At a meeting to be held on April 14, 2009, shareholders of the Fund will be asked to approve or disapprove Analytic as a subadviser to the Fund to manage the options strategy. The goal of the options strategy is to seek to enhance risk-adjusted returns, reduce overall portfolio volatility and generate tax-advantaged gains for current distributions from options premiums gained by writing (selling) call options on a variety of both U.S. and non-U.S. broad-based securities indices on a portion of the Fund’s asset value. There is no guarantee if Analytic is approved as a subadviser that the Fund will achieve its option strategy goals. The advisory fees paid by the Fund will not increase if Analytic is approved by shareholders. Additional information regarding the Fund’s current proxy is available at www.jhfunds.com.

In addition, the Board also recently approved the renewal of the Fund’s share repurchase program which allows the Fund to purchase, in the open market, up to 10% of its outstanding shares through December 31, 2009. The plan allows the Fund to acquire its own shares in the open market at a discount to NAV, which is intended to increase the NAV per share. It could also have the benefit of providing additional liquidity in the trading of the common shares. There is no assurance that the Fund will purchase shares at any specific discount levels or in any specific amounts or that the market price of the Fund's shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases.

The Fund’s investment objective is to provide a high level of after-tax total return from dividend income and capital appreciation. Under normal market conditions, the Fund invests at least 80% of its assets in dividend-paying common and preferred securities that the Adviser believes at the time of acquisition are eligible to pay dividends which, for individual shareholders, qualify for U.S. federal income taxation at rates applicable to long-term capital gains, which currently are taxed at a maximum rate of 15%. As discussed above, the distributions are to be made from current income, supplemented by realized long-term capital gains, to the extent permitted by law, realized short-term capital gains and, to the extent necessary, return of capital.

About John Hancock Funds

The Boston-based mutual fund business unit of John Hancock Financial, John Hancock Funds manages more than $38.8 billion in open-end funds, closed-end funds, private accounts, retirement plans and related party assets for individual and institutional investors at December 31, 2008.

About John Hancock Financial and Manulife Financial Corporation

John Hancock Financial is a unit of Manulife Financial Corporation (the Company), a leading Canadian-based financial services group serving millions of customers in 19 countries and territories worldwide. Operating as Manulife Financial in Canada and in most of Asia, and primarily as John Hancock in the United States, the Company offers clients a diverse range of financial protection products and wealth management services through its extensive network of employees, agents and distribution partners. Funds under management by Manulife Financial and its subsidiaries were Cdn$405 billion (US$330 billion) at December 31, 2008.

Manulife Financial Corporation trades as ‘MFC’ on the TSX, NYSE and PSE, and under ‘0945’ on the SEHK. Manulife Financial can be found on the Internet at www.manulife.com.

The John Hancock unit, through its insurance companies, comprises one of the largest life insurers in the United States. John Hancock offers a broad range of financial products and services, including life insurance, fixed and variable annuities, fixed products, mutual funds, 401(k) plans, long-term care insurance, college savings, and other forms of business insurance. Additional information about John Hancock may be found at www.johnhancock.com.